Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120040
UTi WORLDWIDE INC.

12,016,274 Ordinary Shares of UTi Worldwide Inc.

Offered by the Selling Shareholders

      Up to 12,016,274 of our ordinary shares may be offered and sold by the selling shareholders from time to time in one or more types of transactions described in this prospectus under “Plan of Distribution”. We will not receive any proceeds from sales of our ordinary shares by the selling shareholders. The selling shareholders will pay the expenses of the registration of the ordinary shares.

      Our ordinary shares are traded on the Nasdaq National Market System under the symbol “UTIW.” On December 1, 2004, the last reported sale price of our ordinary shares on the Nasdaq National Market System was $69.05 per share. You should obtain current information as to the market price of our ordinary shares before you invest.

      Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 2 of this prospectus, in any document incorporated by reference, and in the accompanying prospectus supplement.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement for those securities.

The date of this prospectus is December 3, 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities covered by this prospectus.

      Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our” or the “company” refer to UTi Worldwide Inc. and it subsidiaries as a combined entity, except where it is noted or the context makes clear the reference is only to UTi Worldwide Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the information incorporated into it by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements predict or describe our current business plan and strategy and strategic operating plan, and do not relate solely to historical matters. You can generally identify forward-looking statements by the use of words such as “believe,” “believes,” “expect,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “intend,” “intends,” “plans,” “objectives,” “estimate,” “estimates,” “project,” “projected,” “anticipates,” “continue” and similar words. Because these statements reflect our current views concerning future events and are based on current assumptions, they involve risks, uncertainties and other factors which may lead to actual results or effects that are materially different from those contemplated in the forward-looking statements. Some, but not all, of the factors that may cause these differences will be discussed in the “Risk Factors” section of the applicable prospectus supplement and in other information incorporated by reference into this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Moreover, unless we are required by law to update these statements, we will not necessarily update any of these statements after the date of this prospectus, either to conform them to actual results or to changes in our expectations.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements. You should read the entire prospectus carefully, including the risk factors and financial statements.

Our Company

      We are an international, non-asset based supply chain management company providing air and ocean freight forwarding, contract logistics, customs brokerage and other logistics related services. We serve a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. We seek to use our global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to optimize the operation of our customers’ global supply chains. We utilize a non-asset based strategy that, through our arrangements and relationships with transportation carriers, provides us with access to transportation capacity without the associated capital investment. Our business is managed from seven principal support offices in Dusseldorf, Hong Kong, Johannesburg, London and Sydney and in the United States in Los Angeles, California and Columbia, South Carolina.

      We were incorporated in the British Virgin Islands on January 30, 1995 under the International Business Companies Act as an international business company and operate under the British Virgin Islands legislation governing corporations. The address and telephone number of our registered office are 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands and (284) 494-4567, respectively. Our registered agent is Midocean Management and Trust Services (BVI) Limited, 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. We can also be reached through UTi, Services, Inc., 19500 Rancho Way, Suite 116, Rancho Dominguez, CA 90220 USA. Our website address is http://www.go2uti.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

RISK FACTORS

      Investing in our securities involves risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Factors That May Affect Future Results and Other Cautionary Statements “included in our annual report on Form 10-K for the year ended January 31, 2004, as updated by our subsequent filings with the SEC and incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of ordinary shares covered by this prospectus. All the net proceeds from the sale of the ordinary shares offered by this prospectus will be received by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges, and “fixed charges” consist of interest on all indebtedness, amortized premiums, discounts and capitalized expenses related to indebtedness and preference security dividend requirements.

											Six Months Ended
	Years Ended January 31,										July 31,

	2000		2001		2002		2003		2004		2004		2003

Ratio of Earnings to Fixed Charges	3.0	x	3.1	x	3.1	x	3.7	x	3.6	x	4.7	x	3.5	x

DESCRIPTION OF CAPITAL STOCK

      The following is a summary of our ordinary shares and class A and class B preference stock, to which any prospectus supplement may relate and provisions of our Memorandum and Articles of Association containing the material terms of our ordinary shares and class A and class B preference stock. As summaries, they are qualified in their entirety by reference to our Memorandum and Articles of Association.

Ordinary Shares

      Our Memorandum and Articles of Association authorize the issuance of up to 500,000,000 ordinary shares of no par value. As of November 1, 2004, 30,915,149 of our ordinary shares (excluding 385,902 treasury shares) were outstanding. Our ordinary shares are listed on the Nasdaq National Market System under the symbol “UTIW.”

      The following summarizes the rights of holders of our ordinary shares:

•	each holder of ordinary shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	there are no cumulative voting rights;

•	the holders of our ordinary shares are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;

•	upon our liquidation, dissolution or winding up, the holders of ordinary shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

•	the holders of ordinary shares have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

Preferred Stock

      Our Memorandum and Articles of Association authorize the issuance of up to 100,000,000 shares of preferred stock of no par value of which 50,000,000 shares have been designated as class A preference stock and 50,000,000 shares have been designated as class B preference stock. Our board of directors may also amend our Memorandum of Association to create from time to time one or more classes of preferred stock. As of the date of this prospectus, none of our shares of preferred stock are outstanding. Our Memorandum and Articles of Association authorize our board of directors to determine the rights and preferences of our class A and class B preference stock within the limits set forth in our Memorandum and Articles of Association and applicable law. The class A and class B preference stock will, when issued, be duly authorized, fully paid and non-assessable.

      Unless otherwise provided by our board of directors, the class A and class B preference stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any future issuance of preferred stock, or the issuance of rights to purchase preferred stock, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of ordinary shares or could adversely affect the rights and powers, including voting rights, of the holders of ordinary shares.

Anti-Takeover Matters

      Our Memorandum and Articles of Association include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the inability of shareholders to act by written consent, the inability of shareholders to call a shareholder meeting except by delivering to our board of directors a written request of holders of more than fifty percent of outstanding ordinary shares, an advance notice requirement for director nominations and other actions to be taken at annual meetings of shareholders and requirements for approval by 66 2/3% of the shareholder votes to amend specified provisions of our Memorandum and Articles of Association. Our Memorandum and Articles of Association also require action by 66 2/3% of our outstanding shares to remove a director without cause, and also authorize our Board of Directors to issue additional preferred stock. Our Board of Directors is classified into three classes.

No Shareholder Action by Written Consent; Calling Special Meetings of Shareholders.

      Our Memorandum and Articles of Association prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and, thus, shareholders may take action only at an annual or special meeting called in accordance with our Memorandum and Articles of Association. Our Memorandum and Articles of Association provide that special meetings of shareholders may only be called by our chief executive officer or our board of directors upon request by a majority of our directors or the written request of holders of more than fifty percent of our outstanding ordinary shares. These provisions could have the effect of delaying consideration of a shareholder proposal until the requirements for calling a shareholder meeting can be met. The provisions would also prevent the holders of a majority of the voting power of our ordinary shares entitled to vote from unilaterally using the written consent procedure to take shareholder action.

Advance Notice Requirements.

      Our Memorandum and Articles of Association set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. The advance notice requirement does not give our board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of business at a meeting if the proper notice procedures are not followed.

Amendment of Memorandum and Articles of Association.

      Our Memorandum and Articles of Association require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock or 66 2/3% of the members of our board of directors entitled to vote to amend or repeal specified provisions of our Memorandum and Articles of Association, including those described in this section, or to approve any merger by us that would have the effect of making changes in our Memorandum and Articles of Association which would have required such affirmative vote if effected directly as an amendment. This requirement will render more difficult the dilution of the anti-takeover provisions of our Memorandum and Articles of Association.

Removal of Directors.

      Our Memorandum and Articles of Association permit shareholders to remove directors for cause by the affirmative vote of the holders of a majority of the voting power of our shares. Removal of a director without cause requires the affirmative vote of 66 2/3% of the voting power of our shares. These provisions may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of our board of directors by filling the vacancies created by removal with its own nominees.

Rights and Preferences of Preferred Stock.

      Our Memorandum and Articles of Association authorize the issuance of class A and class B preference stock, none of which is outstanding as of the date of this prospectus. Our board of directors may determine the rights and preferences of the class A and class B preference stock within the limits set forth in our Memorandum and Articles of Association and applicable law. Our board of directors also may amend our

Memorandum and Articles of Association to create from time to time one or more classes of preferred stock. The existence of authorized but unissued preferred stock may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could cause preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Memorandum and Articles of Association grant our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to you and adversely affect the enjoyment of rights of such holders, including voting rights in the event a particular class of preferred stock is given a disproportionately large number of votes per share, and may have the effect of delaying, deferring or preventing a change in control that may be favored by shareholders.

Classified Board of Directors.

      Our Memorandum and Articles of Association establish a classified board of directors. Our board of directors is divided into three classes of approximately equal size with terms expiring in 2005 (Class B), 2006 (Class C) and 2007 (Class A). Thereafter, subject to the rights of holders of any series of preferred stock to elect directors, shareholders will elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of our board of directors. The classification of directors will effectively make it more difficult to change the composition of our board of directors.

Transfer Agent and Registrar

      Our transfer agent and registrar is Computershare Trust Company located in Golden, Colorado.

SELLING SHAREHOLDERS

      The following table sets forth certain information about the selling shareholders’ beneficial ownership of our ordinary shares as of November 15, 2004 and after the sale of the ordinary shares offered by the selling shareholders, assuming all such shares are sold. The selling shareholders are not committed to sell any ordinary shares under this prospectus, but as explained under the caption “Plan of Distribution” below, the selling shareholders are parties to registration rights agreements pursuant to which either subject to the satisfaction of certain conditions they will enter into an underwriting agreement with respect to their ordinary shares or they may loan their ordinary shares for purposes of delivery in connection with, among other things, the offering described in the underwriting agreement. The numbers presented under “Shares Beneficially Owned After the Offering” assume that all of the shares offered by the selling shareholders are sold and that the selling shareholder acquires no additional ordinary shares of ours before the completion of this offering. The selling shareholders may offer all, some or none of our ordinary shares being offered by this prospectus. As discussed under “Plan of Distribution” below, the selling shareholders may include certain pledgees, donees, transferees or other successors-in-interest who receive shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will pay all fees and expenses incurred with respect to the registration and sale of the selling shareholders’ ordinary shares. We have set forth in the footnotes to the table additional information regarding the selling shareholders and their shares, including the nature of any position, office or other relationship that a selling shareholder has had with us or our affiliates within the past three years. The ordinary shares offered by the selling shareholders under this prospectus may be offered from time to time by the selling shareholders named below.

	Shares Beneficially
	Owned Prior to the			Shares Beneficially Owned
	Offering(1)			After the Offering
			Shares To be
Name	Number	Percent	Offered	Number(2)	Percent(1)(2)

United Service Technologies Limited(3)(4)	9,269,345	29.9%	7,613,217	1,656,128	5.4%
Union-Transport Holdings Inc.(5)	1,813,225	5.9%	1,813,225	0	0%
PTR Holdings Inc.(6)	3,104,501	10.0%	1,291,276	0	0%
Matthys J. Wessels(7)	2,165,346	7.0%	728,214	1,437,132	4.6%
Alan C. Draper(8)	829,701	2.7%	570,342	259,359	0.8%

(1)	Percentage calculations based on 30,915,149 of our ordinary shares (excluding 385,902 treasury shares) that were outstanding as of November 1, 2004. More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. In certain cases, voting and investment power may be shared by spouses under applicable law. The number of shares beneficially held by a selling shareholder may include shares subject to options exercisable within 60 days of November 15, 2004.

(2)	Assumes all of the ordinary shares offered by the selling shareholders under this prospectus have been sold.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, United Service Technologies Limited, a British Virgin Islands company (which we refer to as Uniserv), is the registered holder of the ordinary shares indicated in the above table. PTR Holdings Inc., a British Virgin Islands company (which we refer to as PTR Holdings), owns approximately 38% of Uniserv but disclaims beneficial ownership of any ordinary shares held by Uniserv. Matthys J. Wessels, a director of ours, is the Chairman of the Board of Uniserv, but disclaims beneficial ownership of any ordinary shares held by Uniserv. Mr. Wessels is the beneficial owner of less than one percent of Uniserv’s outstanding securities. Uniserv’s business address is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. Uniserv is a publicly listed company in South Africa traded on the Johannesburg Stock Exchange whose primary assets are the ordinary shares which it holds.

(4)	Uniserv may transfer some or all of its ordinary shares to Uniserv Securities Holdings Limited, a wholly-owned subsidiary of Uniserv incorporated in the British Virgin Islands, or another wholly-owned subsidiary.

(5)	Union-Transport Holdings Inc., a British Virgin Islands company (which we refer to as UT Holdings), is the registered holder of the shares indicated in the above table. UT Holdings’ business address is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. PTR Holdings is the owner of 56% of the securities of UT Holdings, and each of Roger I. MacFarlane, our chief executive officer and director and Peter Thorrington, our former president and chief operating officer and currently a special advisor to the company, is the owner of 11% of the securities of UT Holdings. Two irrevocable trusts formed under the laws of California, one established for the descendents of each of Messrs. MacFarlane and Thorrington, are each the owners of 11% of the outstanding securities of UT Holdings. The independent trustees of such trusts have the power to make decisions with regard to their UT Holdings securities. Pursuant to separate voting agreements between UT Holdings and its shareholders, UT Holdings agreed to vote the ordinary shares held by it as directed by its shareholders in proportion to their interests in UT Holdings. Mr. MacFarlane and Mr. Thorrington disclaim beneficial ownership of the ordinary shares held by UT Holdings to the extent such holdings exceed the number of ordinary shares that may be indirectly voted by them. In 2002, UT Holdings and PTR Holdings entered into an amended and restated registration rights agreement with us. Both UT Holdings and PTR Holdings have waived their rights under such agreement with respect to this offering.

(6)	Listed in the above table are the 1,291,276 ordinary shares registered in the name of PTR Holdings and the 1,813,225 ordinary shares registered in the name of UT Holdings. PTR Holdings’ business address is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands. PTR Holdings is indirectly owned by holding companies indirectly controlled by Mr. Wessels, Mr. MacFarlane and Mr. Thorrington and by the Anubis Trust, a Guernsey Islands trust originally established in 1987 pursuant to anti-apartheid divestiture law then applicable to a predecessor corporation to some of our South Africa operations, the potential discretionary beneficiaries of which include past, existing or future employees or directors of two of our South African companies and their predecessors or any other company any of whose equity securities are owned or controlled, directly or indirectly, by the trust; provided that no U.S. person (as defined in the U.S. Revenue Code) may be a beneficiary of the trust. The Anubis Trust has an independent trustee and an independent protector. Pursuant to separate voting agreements between PTR Holdings and its shareholders, PTR Holdings agreed to vote our ordinary shares held directly by PTR Holdings and our ordinary shares held by UT Holdings which PTR Holdings may vote, as directed by the shareholders of PTR Holdings in proportion to their interests in PTR Holdings. The voting rights of the Anubis Trust under its agreement with PTR Holdings were assigned to Mr. Wessels. PTR Holdings disclaims beneficial ownership of the ordinary shares held by UT Holdings. Each of Mr. MacFarlane, Mr. Thorrington and Mr. Wessels disclaim beneficial ownership of the ordinary shares held by PTR Holdings to the extent such holdings exceed the number of shares that may be indirectly voted by them. In addition, Mr. Wessels disclaims beneficial ownership of the ordinary shares which he is entitled to vote by reason of the assignment by the Anubis Trust of its rights under the voting agreements mentioned above.

(7)	Listed in the above table are 728,214 ordinary shares registered in the name of Wagontrails Investments NV, a company incorporated under the laws of the Netherlands Antilles, which is indirectly owned by Mr. Wessels, together with the ordinary shares which Mr. Wessels has the power to vote pursuant to the voting agreements described in footnote 5. Mr. Wessels’ business address is P.O. Box 1915, Kempton Park, 1620 Johannesburg, South Africa. The shares registered in the name of Wagontrails Investments NV are the shares being offered for sale by the selling shareholder.

(8)	Alan C. Draper is a member of our board of directors and serves as our Executive Vice President and President-Asia Pacific Region.

PLAN OF DISTRIBUTION

      We are registering ordinary shares on behalf of the selling shareholders. As used in this section of the prospectus, the term “selling shareholders” includes the selling shareholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive ordinary shares offered hereby from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

      All costs, expenses and fees in connection with the registration of the ordinary shares offered hereby will be borne by the selling shareholders. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will also be borne by the respective selling shareholders.

      The selling shareholders may sell under this prospectus the ordinary shares which are outstanding at different times. The selling shareholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the ordinary shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      The ordinary shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged may sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•	a privately negotiated transaction;

•	an underwritten offering;

•	securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•	through short sale transactions following which the ordinary shares are delivered to close out the short positions;

•	through the writing of options relating to such ordinary shares; or

•	through a combination of the above methods of sale.

The method of distribution of such ordinary shares will be described in the applicable prospectus supplement.

      The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell ordinary shares covered by this prospectus, including in short sale transactions. If so, the third party may use ordinary shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of ordinary shares, and may use ordinary shares received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of ordinary shares. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling shareholders and to identify the third party in such transactions as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

      The selling shareholders may effect such transactions by selling the ordinary shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire ordinary shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the ordinary shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

      The selling shareholders and any broker-dealers that participate with the selling shareholders or third parties to derivative transactions in the sale of the ordinary shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the ordinary shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      We will make copies of this prospectus available to the selling shareholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the ordinary shares.

      The selling shareholders also may resell all or a portion of their ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of ordinary shares involved;

•	the price at which such ordinary shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	as appropriate, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

      In addition, upon receiving notice from a selling shareholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 ordinary shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

      Pursuant to a registration rights agreement with Uniserv, we have agreed with Uniserv to amend the registration statement of which this prospectus is a part to permit it to be used solely with respect to the offering described therein and keep it effective until March 31, 2005, which date may be extended by the period of any lapses in effectiveness prior to that date. Pursuant to a separate registration rights agreement, we have made a similar agreement with the other selling shareholders with respect to the amendment, use and effectiveness of the registration statement.

      The selling shareholders are not restricted as to the price or prices at which they may sell their ordinary shares. Sales of such ordinary shares may have an adverse effect on the market price of the securities, including the market price of the ordinary shares. Moreover, the selling shareholders are not restricted as to the number of ordinary shares that may be sold at any time, and it is possible that a significant number of ordinary shares could be sold at the same time, which may have an adverse effect on the market price of the ordinary shares.

      The selling shareholders will bear all costs, expenses and fees in connection with the registration of the ordinary shares. Pursuant to the registration rights agreement with Uniserv, we have agreed, subject to satisfaction of certain conditions, to enter into an underwriting agreement pursuant to which we will indemnify and hold Uniserv harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the ordinary shares governed by that agreement. Pursuant to the separate registration rights agreement with the other selling shareholders, we have provided them with similar indemnification rights. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the ordinary shares. We and the selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act and we and Uniserv will provide such indemnity pursuant to the underwriting agreement referred to above upon the execution and delivery of the same.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Harney Westwood & Riegels, the British Virgin Islands. Certain United States legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Each time the selling shareholders sell ordinary shares under circumstances which require an amendment to this prospectus, we will provide a prospectus supplement that will contain specific information about such offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on information in that prospectus supplement. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information”, before purchasing the ordinary shares.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. Our ordinary shares are listed on the Nasdaq National Market System. We also maintain an internet site at http://www.go2uti.com that contains information concerning us. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 to register the securities being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Statements contained in this prospectus or any prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      The following documents, which have been filed with the SEC (File No. 000-31869), are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended January 31, 2004;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended April 30, 2004 and July 31, 2004;

•	Our current report on Form 8-K filed with the SEC on October 15, 2004;

•	Our current report on Form 8-K filed with the SEC on November 19, 2004;

•	Our current report on Form 8-K filed with the SEC on November 23, 2004;

•	Our definitive proxy statement for our 2004 Annual Meeting of Shareholders filed with the SEC on June 1, 2004; and

•	The description of our ordinary shares contained in our Form 8-A Registration Statement filed with the SEC on October 31, 2000 (including any amendment or report filed for the purpose of updating the description of our ordinary shares contained therein).

      All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering are deemed incorporated by reference into this prospectus and form a part hereof from the date of filing of those documents. Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus. Requests for such documents should be directed to UTi Investor Relations, 19500 Rancho Way, Suite 116, Rancho Dominguez, California 90220, Attention: Lawrence R. Samuels (Telephone: (310) 604-3311).

UTi WORLDWIDE INC.

Ordinary Shares of UTi Worldwide Inc.

Offered by the Selling Shareholders

PROSPECTUS

December 3, 2004